As filed with the Securities and Exchange Commission on August 15, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Omniture, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	87-0619936
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

550 East Timpanogos Circle
Orem, Utah 84097
801.722.7000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joshua G. James
Chief Executive Officer
Omniture, Inc.
550 East Timpanogos Circle
Orem, Utah 84097
801.722.7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shawn J. Lindquist Chief Legal Officer Omniture, Inc. 550 East Timpanogos Circle Orem, Utah 84097 801.722.7000	Patrick J. Schultheis Robert G. O’Connor J. Randall Lewis Wilson Sonsini Goodrich & Rosati, P.C. One Market Street Spear Tower, Suite 3300 San Francisco, California 94105 415.947.2000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instructions I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instructions I.D. filed to register additional securities or additional class of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Amount of
Title of Each Class of		Proposed Maximum Offering Price	Aggregate Offering	Registration
Securities to be Registered	Amount to be Registered	Per Share(1)	Price(1)(2)	Fee
Common Stock, $0.001 par value	836,609	$27.31	$22,847,791.79	$701.43

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended based upon the average of the high and low prices of the registrant’s common stock on August 13, 2007 as reported on The NASDAQ Global Market.

(2)	Pursuant to Rule 416 under the Securities Act, this Registration Statement shall also cover any additional shares of Omniture, Inc.’s common stock that become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction.

PROSPECTUS

DATED AUGUST 15, 2007

836,609 SHARES

COMMON STOCK

The selling stockholders of Omniture, Inc. listed on page 21 may offer and resell up to 836,609 shares of Omniture common stock under this prospectus. The selling stockholders acquired these shares in connection with Omniture’s acquisition of Touch Clarity Limited, a privately held company registered in England and Wales, pursuant to a Share Purchase Agreement, dated February 14, 2007.

We will not receive any proceeds from the sale of the shares offered in this prospectus.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or privately negotiated prices.

Our common stock is listed on the NASDAQ Global Market under the symbol “OMTR.” On August 14, 2007, the last reported sale price for our common stock on the NASDAQ Global Market was $25.98 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 15, 2007.

You should rely on the information provided in or incorporated by reference into this prospectus. We have not, and the selling stockholders identified in this prospectus have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of its date on the front cover regardless of the time of delivery of this prospectus or of any sale of the shares of our common stock.

In this prospectus, unless the context otherwise requires, references to the “Company,” “Omniture,” “we,” “us” and “our” refer to Omniture, Inc., a Delaware corporation, and, where appropriate, its subsidiaries. Omniture, Omniture DataWarehouse, Omniture Discover, Omniture Genesis, Omniture SearchCenter, Omniture SiteCatalyst and Omniture TouchClarity are trademarks of Omniture. All other trademarks or trade names referred to in this prospectus or in the documents that we incorporate by reference into this prospectus are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our consolidated financial statements and the related notes, elsewhere in or incorporated by reference into this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

OMNITURE, INC.

We are a leading provider of online business optimization software, which our customers use to manage and enhance online, offline and multi-channel business initiatives. Our online business optimization software, which we host and deliver to our customers on-demand, consists of Omniture SiteCatalyst, our flagship service, and our Omniture DataWarehouse, Omniture Discover, Omniture Genesis, Omniture SearchCenter and Omniture TouchClarity services. These services enable our customers to capture, store and analyze real-time and historical information generated by their websites and other sources and to gain critical business insights into the performance and efficiency of marketing and sales initiatives and other business processes. We market our on-demand services to online businesses across a broad range of industries, including automotive, financial services, media, technology and travel. We currently have over 2,500 customers in 85 countries, including America Online, Apple, Comcast, eBay, Expedia, Ford Motor Company, Gannett, Hewlett-Packard, Major League Baseball and Microsoft. In 2006, our on-demand services captured data from approximately 1.4 trillion transactions for our customers and during the six months ended June 30, 2007 our services captured approximately one trillion transactions for our customers.

The Internet has redefined many business processes and has created opportunities for new online marketing and other commercial initiatives. To make informed decisions about priorities and investments in these initiatives, businesses require timely and accurate measurement of customer behavior. Although businesses have begun to realize the benefit of using the information gained from online customer interactions to improve a broad range of business functions, the increasing scale and dynamic nature of both online business and offline business influenced by online interaction necessitate that businesses automate the processes by which they capture, analyze and act upon information generated by their websites.

Measuring online behavior and automating the capture and analysis of data are just the beginning of making more informed business decisions. Businesses also need to optimize the results of their online business activities, which have become increasingly complex with the emergence of multi-channel marketing initiatives. Multi-channel marketing initiatives that combine traditional offline marketing initiatives, such as television, print and radio, with online marketing initiatives, such as search advertising, e-mail and affiliate marketing, make the measurement and analysis of online behavior more challenging, but present additional opportunities to optimize results. Businesses have generally relied on a combination of manual processes, point tools and proprietary approaches to manage their online business initiatives. These approaches, however, have a number of critical limitations, including an inability to provide businesses an aggregated view of customer information, limited scalability, limited integration with enterprise systems and lengthy and costly implementation cycles. We believe that businesses seeking to enhance their online presence need online business optimization services with the functionality, scalability and flexibility to manage and improve important aspects of their business activities.

Our online business optimization services enable customers to manage and enhance their online, offline and multi-channel business initiatives. Key benefits of our services include:

•	Increased sales and profitability. Our services enable customers to capture and measure user activity on their websites and automate business processes to enhance the efficiency of multi-channel marketing and e-commerce initiatives. By utilizing our services, customers are able to identify trends in customer behavior in real time, to direct business expenditures towards initiatives that they believe will increase sales, maximize profitability and enhance customer service and thereby to gain a competitive advantage.

•	Flexible platform to manage online business. Our services are based on a technology platform that manages online business data from a centralized information store. Our multi-tenant technology platform is based upon a massively scalable computing architecture that allows us to share common computing resources simultaneously across our customer base while maintaining the integrity and security of each customer’s data. Our technology is built on a standards-based platform, which allows for interoperability with other third-party and proprietary systems.

•	Enterprise-class scalability, performance, security and support. Our platform is designed to scale to meet the needs of the largest and most sophisticated online operations in the world. Our customers rely on us to capture and manage significant volumes of data securely and accurately while providing immediate application availability and flexible real-time reporting. In the six months ended June 30, 2007, we captured approximately one trillion transactions, and we currently manage over 1.5 petabytes of data for our customers. We provide our customers with comprehensive onsite implementation, training and support services, including best practices consulting and training through Omniture University.

•	Platform integration partnerships. We have designed our platform and our Omniture SiteCatalyst service to integrate with leading online marketing applications. Through Omniture Genesis, we have over 30 application partner relationships across important marketing services categories such as ad serving, email marketing, site optimization and site search. By enabling our customers to integrate third-party online marketing services applications with the Omniture platform, we allow them to link previously disparate technologies and data sources. Combining online marketing application-specific metrics with comprehensive website user activity data from our platform enables our customers to achieve a more unified view of user behavior and measure their multi-channel marketing initiatives more effectively.

•	Independent, unaffiliated service provider. Our platform interfaces with major Internet search vendors, advertising networks, e-mail marketers and lead generation sites and consolidates information across those channels into a single unified view. However, we are unaffiliated with any particular marketing channel or service provider and therefore can provide reliable and secure information that is independent. As such, we provide our customers with objective insight into the effectiveness of their multi-channel marketing expenditures across multiple channels, Internet vendors and partners.

•	Reduced capital investment through on-demand hosted model. We deliver our services entirely through an on-demand, hosted model. Our on-demand model enables our customers to align their expenditures to their required level of service. As a result, our customers are able to limit their upfront investments in technology infrastructure, third-party software and systems, and more effectively leverage their own IT personnel.

Corporate Information

We were founded in 1996, began offering our on-demand online business optimization services in 1997 and began selling these services to enterprises in 2001. We were incorporated in 1998 as SuperStats.com, Inc., a Utah corporation. In 1999, we changed our name to MyComputer.com, Inc. and reincorporated in the State of Delaware. In 2002, we changed our name to Omniture, Inc. Our principal executive offices are located at 550 East Timpanogos Circle, Orem, Utah 84097, and our telephone number is (801) 722-7000. Our website address is www.omniture.com. The information on, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Common Stock offered by selling stockholders	836,609 shares

Use of proceeds	All of the shares of common stock being offered under this prospectus are being sold by the selling stockholders or their pledgees, donees, transferees or other successors in interest. Accordingly, we will not receive any proceeds from the sale of shares in this offering.

NASDAQ Global Market symbol	OMTR

Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently deem immaterial. The trading price of our common stock could decline due to any of these risks and you might lose all or part of your investment. In assessing the risks described below, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before deciding to purchase any shares of our common stock.

Risks Related to Our Business

We have a history of significant net losses, may incur significant net losses in the future and may not achieve or maintain profitability.

We have incurred significant losses in recent periods, including a net loss of $1.3 million in 2004, a net loss of $17.4 million in 2005, a net loss of $7.7 million in 2006 and a net loss of $6.5 million during the first six months of 2007, primarily as a result of significant investments that we have made in our network infrastructure and sales and marketing organization. At June 30, 2007, we had an accumulated deficit of $45.3 million. We may not be able to achieve or maintain profitability and we may continue to incur significant losses in the future. In addition, we expect to continue to increase operating expenses as we implement initiatives to continue to grow our business, which include, among other things, plans for international expansion, expansion of our infrastructure, expenses incurred to acquire and integrate companies and technologies, the development of new services and general and administrative expenses associated with being a public company. If our revenues do not increase to offset these expected increases in costs and operating expenses, we will not be profitable. You should not consider our revenue growth in recent periods as indicative of our future performance. In fact, in future periods our revenues could decline or grow more slowly than we expect. Accordingly, we cannot assure you that we will be able to achieve or maintain profitability in the future.

Our quarterly results of operations may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause our stock price to decline.

Our quarterly results of operations may fluctuate as a result of a variety of factors, many of which are outside of our control. If our quarterly results of operations fall below the expectations of securities analysts or investors, the price of our common stock could decline substantially. Fluctuations in our quarterly results of operations may result from a number of factors, including, but not limited to, those listed below:

•	our ability to increase sales to existing customers and attract new customers;

•	the addition or loss of large customers;

•	the timing of implementation of new or additional services by our customers;

•	the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our business, operations and infrastructure;

•	the timing and success of new product and service introductions by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among our competitors or our strategic partners;

•	seasonal variations in the demand for our services and the implementation cycles for our new customers;

•	levels of revenues from our larger customers, which have lower per transaction pricing due to higher transaction commitments;

•	changes in our pricing policies or those of our competitors;

•	service outages or security breaches;

•	the extent to which any of our significant customers terminate their service agreements with us or reduce the number of transactions from which we capture data pursuant to their service agreements;

•	limitations of the capacity of our network and systems;

•	the timing of expenses associated with the addition of new employees to support the growth in our business;

•	the timing of expenses related to the development or acquisition of technologies, services or businesses;

•	potential goodwill and intangible asset impairment charges associated with acquired businesses;

•	potential foreign currency exchange losses associated with transactions denominated in foreign currencies;

•	expenses associated with the management or growth of our increasingly international operations;

•	general economic, industry and market conditions and those conditions specific to Internet usage and online businesses;

•	the purchasing and budgeting cycles of our customers; and

•	geopolitical events such as war, threat of war or terrorist actions.

We believe that our quarterly revenues and results of operations may vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of one quarter as an indication of future performance.

We have derived substantially all of our subscription revenues from sales of our Omniture SiteCatalyst service. If our Omniture SiteCatalyst service is not widely accepted by new customers, our operating results will be harmed.

We derive substantially all of our revenues from subscriptions to our Omniture SiteCatalyst service, and we expect that we will continue to derive the substantial majority of our revenues from our Omniture SiteCatalyst service in the future. To date, we have not received significant revenues from our Omniture DataWarehouse, Omniture Discover, Omniture Genesis, Omniture SearchCenter or Omniture TouchClarity services. We expect that we will continue to be highly dependent on the success of our Omniture SiteCatalyst service for the foreseeable future. If our Omniture SiteCatalyst service is unable to remain competitive and provide value to our customers, our ability to achieve widespread acceptance of our Omniture SiteCatalyst service may be hindered and our revenue growth and business will be harmed.

If we are unable to attract new customers or to sell additional services to our existing customers, our revenue growth will be adversely affected.

To increase our revenues, we must regularly add new customers, sell additional services to existing customers and encourage existing customers to increase their minimum commitment levels. If our existing and prospective customers do not perceive our services to be of sufficiently high value and quality, we may not be able to attract new customers or increase sales to existing customers and our operating results will be adversely affected. We have incurred significant expenses or made investments in connection with the internal development and acquisition of new products or services, such as Omniture TouchClarity and version 2.0 of Omniture Discover. These products or services have only recently been commercially introduced by us and may not achieve broad commercial acceptance. In that event, our operating results may be adversely affected and we may be unable to grow our revenue or achieve or maintain profitability.

Our business depends substantially on customers renewing their subscriptions for our online business optimization services. Any decline in our customer renewals would harm our future operating results.

We sell our online business optimization services pursuant to service agreements that are generally one to three years in length. Our customers have no obligation to renew their subscriptions for our services after the expiration of their initial subscription period and we cannot provide assurance that these subscriptions will be renewed at the same or higher level of service, if at all. In fact, some of our customers have elected not to renew their agreements with us. Moreover, under some circumstances, some of our customers have the right to cancel their service agreements prior to the expiration of the terms of their agreements. We cannot assure you that we will be able to accurately predict future customer renewal rates. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their satisfaction or dissatisfaction with our services, the prices of our services, the prices of services offered by our competitors, mergers and acquisitions affecting our customer base or reductions in our customers’ spending levels. If our customers do not renew their subscriptions for our services or if they renew on less favorable terms, our revenues may decline and our business will suffer.

The significant capital requirements of our business model make it more difficult to achieve positive cash flow and profitability if we continue to grow rapidly.

Our business model involves our making significant upfront and ongoing capital expenditures, primarily for network operations equipment, such as servers and other network devices. Because the time frame for evaluating and implementing our services, particularly for larger implementations, can be lengthy, ranging up to 90 days or longer, and because we begin to invoice our customers only after the service implementation is complete, we make these expenditures well before we receive any cash from the customer. Consequently, it takes a number of months or longer to achieve positive cash flow for a customer. As a result, rapid growth in customers would require substantial amounts of cash. In addition, because of the lengthy implementation periods for new customers, we experience a delay between the increase in our operating expenses and the generation of corresponding revenues. We depreciate our capital equipment over a period of approximately four years, with depreciation being included in our cost of subscription revenues beginning immediately upon purchase of the equipment. We recognize revenue, at the earliest, only when we complete implementation of our services and invoice the customer. Thus, it can take us a number of months or longer to become profitable with respect to any given new customer.

Our growth depends upon our ability to add new and retain existing large customers; however, to the extent we are successful in doing so, our gross margins and ability to achieve profitability and positive cash flow may be impaired.

Our success depends on our ability to sell our online business optimization services to large customers and on those customers continuing to renew their subscriptions with us in successive years. We derive a significant percentage of our total revenues from a relatively small number of large customers, and the loss of any one or more of those customers could decrease our revenues and harm our current and future operating results. However, the addition of new large customers or increase in minimum commitment levels by large existing customers requires particularly large capital expenditures and long implementation periods, resulting in longer than usual time periods to profitability and positive cash flow with respect to these customers. In addition, we generally sell our services to our large customers at a price per transaction lower than we do for other customers due to their larger transaction commitments. Finally, some of our customers have in the past required us to allocate dedicated personnel to provide our services as a condition to entering into service agreements with us. As a result, new large customers or increased usage of our services by large customers may cause our gross margins to decline and negatively impact our profitability and cash flows in the near term.

Because we recognize subscription revenue over the term of the applicable agreement, the lack of subscription renewals or new service agreements may not immediately be reflected in our operating results.

The majority of our quarterly revenues represent revenues attributable to service agreements entered into during previous quarters. As a result, a decline in new or renewed service agreements in any one quarter will not be fully reflected in our revenues for the corresponding quarter but will negatively affect our revenues in future quarters. Additionally, the effect of significant downturns in sales and market acceptance of our services in a particular quarter may not be fully reflected in our results of operations until future periods. Our business model would also make it difficult for any rapid increase in new or renewed service agreements to increase our revenues in any one period because revenues from new customers must be recognized over the applicable service agreement term.

We have limited experience with respect to our pricing model and if the prices we charge for our services are unacceptable to our customers, our revenues and operating results may experience volatility or be harmed.

We have limited experience with respect to determining the appropriate prices for our services that our existing and potential customers will find acceptable. As the market for our services matures, or as new competitors introduce new products or services that compete with ours, we may be unable to renew our agreements with existing customers or attract new customers at the same price or based on the same pricing model as we have used historically. For example, we face competition from businesses that offer their services at substantially lower prices than our services, and Google Inc. currently offers its web analytics service for free. In addition, we have only recently commercially introduced certain of our services. The price at which our customers may be willing to purchase our services may be lower or different than we expect, which may cause our revenue or operating results to be adversely affected. As a result, in the future it is possible that competitive dynamics in our market may require us to change our pricing model or reduce our prices, which could have a material adverse effect on our revenues, gross margin and operating results.

If we are unable to develop or acquire new services, our revenue growth will be harmed.

Our ability to attract new customers and increase revenues from existing customers will depend in large part on our ability to enhance and improve existing services and to introduce new services in the future. The success of any enhancement or new service depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or service. Any new service we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to generate significant revenues. For example, we have recently introduced version 2.0 of Omniture Discover and introduced our new products, Omniture Genesis and Omniture TouchClarity, but we have not yet received significant revenues from these services. Additionally, our existing and prospective customers may develop their own competing technologies or purchase competitive products or services or engage third-party providers. If we are unable to successfully develop or acquire new services or enhance our existing services to meet customer requirements, our business and operating results will be adversely affected.

The market for on-demand services, in general, and for online business optimization services, in particular, is at an early stage of development, and if it does not develop or develops more slowly than we expect, our business will be harmed.

The market for on-demand services, in general, and for online business optimization services, in particular, is at an early stage of development, and it is uncertain whether these services will achieve and sustain high levels of demand and market acceptance. Our success will depend to a substantial extent on the willingness of companies to increase their use of on-demand services, in general, and for online business optimization services, in particular. Many companies have invested substantial personnel and financial resources to integrate traditional enterprise software into their businesses, and therefore may be reluctant or unwilling to migrate to on-demand services. Other factors that may affect market acceptance include:

•	the security capabilities, reliability and availability of on-demand services;

•	customer concerns with entrusting a third party to store and manage their data;

•	public concern regarding privacy;

•	the enactment of laws or regulations that restrict our ability to provide existing or new services to customers in the U.S. or internationally;

•	the level of customization or configuration we offer;

•	our ability to maintain high levels of customer satisfaction;

•	our ability to provide reports in real time during periods of intense activity on customer websites;

•	the price, performance and availability of competing products and services;

•	the rate of continued growth in online commerce and online advertising; and

•	the current and possible future imposition by federal, state and local agencies of taxes on goods and services that are provided over the Internet.

The market for these services may not develop further, or it may develop more slowly than we expect, either of which would harm our business.

We operate in a highly competitive market, which could make it difficult for us to acquire and retain customers.

We compete in a rapidly evolving and highly competitive market. A significant portion of our business competes with third-party, on-demand services, software vendors and online marketing service providers. Our current principal competitors include:

•	companies such as Coremetrics, Inc., Google Inc., Nedstat Ltd., Visual Sciences, Inc. (formerly WebSideStory, Inc.) and WebTrends Inc. that offer on-demand services;

•	software vendors such as Epiphany, Inc. (acquired by SSA Global), NetRatings, Inc., Sane Solutions, LLC (acquired by Unica Corporation) and SAS Institute, Inc.;

•	online marketing service providers such as aQuantive, Inc., DoubleClick Inc. and 24/7 Real Media, Inc.; and

•	multivariate testing providers, including Offermatica, Optimost LLC, Memetrics, Kefta Inc. (acquired by Acxiom Corporation) and [x + 1].

Many of the companies that offer web analytics software offer other products or services and as a result could also bundle their products or services, which may result in these companies effectively selling their products or services at or below market prices.

Some of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and substantially greater resources, including sales and marketing, financial and other resources. As a result, these competitors may be able to:

•	absorb costs associated with providing their products at a lower price;

•	devote more resources to new customer acquisitions;

•	respond to evolving market needs more quickly than we can; and

•	finance more research and development activities to develop better services.

In addition, large software, Internet and database management companies may enter the market or enhance their web analytics capabilities, either by developing competing services or by acquiring existing competitors or strategic partners of ours, and compete against us effectively as a result of their significant resources and pre-existing relationships with our current and potential customers. For example, Google Inc. has a web analytics service that it offers free of charge and it has recently entered into an agreement to acquire DoubleClick Inc., one of our strategic partners. Further, Microsoft has announced its intention to create and market a web analytics service free of charge and has recently entered into an agreement to acquire aQuantive, Inc.

If our services achieve broader commercial acceptance and as we introduce additional services, we expect that we will experience competition from additional companies.

If we are not able to compete successfully against our current and future competitors, it will be difficult to acquire and retain customers, and we may experience limited revenue growth, reduced revenues and operating margins and loss of market share.

We rely on a small number of third-party service providers to host and deliver our services, and any interruptions or delays in services from these third parties could impair the delivery of our services and harm our business.

We host our services, and serve all of our customers from seven third-party data center facilities located in California, Texas, Massachusetts, the United Kingdom and Denmark. We do not control the operation of any of these facilities, and depending on service level requirements, we may not operate or maintain redundant data center facilities for all of our services or for all of our customers’ data, which increases our vulnerability. These facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, power loss, telecommunications failures and similar events. They are also subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in our services. Additionally, our data center facility agreements are of limited durations, and our data facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. One of our data center facility agreements requires that we pay for a variable component of power costs and provides for discretionary increases, up to a maximum amount, to the price we pay for use of the facility, thereby potentially subjecting us to variations in the cost of power and hosting fees. If we are unable to renew our agreements with the facilities on commercially reasonable terms, we may experience delays in the provisioning of our services until an agreement with another data center facility can be arranged.

We depend on access to the Internet through third-party bandwidth providers to operate our business. If we lose the services of one or more of our bandwidth providers for any reason, we could experience disruption in our services or we could be required to retain the services of a replacement bandwidth provider.

Our operations rely heavily on the availability of electricity, which also comes from third-party providers. If we or the third-party data center facilities that we use to deliver our services were to experience a major power outage or if the cost of electricity increases significantly, our operations would be harmed. If we or our third-party data centers were to experience a major power outage, we would have to rely on back-up generators, which may not work properly, and their supply might be inadequate during a major power outage. Such a power outage could result in a disruption of our business.

Any errors, defects, interruptions, delays, disruptions or other performance problems with our services could harm our reputation and may damage our customers’ businesses. Interruptions in our services might reduce our revenues, cause us to issue credits to customers, cause customers to terminate their subscriptions and adversely affect our renewal rates. Our business would be harmed if our customers and potential customers believe our services are unreliable.

If we fail to respond to rapidly changing technological developments or evolving industry standards, our services may become obsolete or less competitive.

The market for our services is characterized by rapid technological advances, changes in customer requirements, changes in protocols and evolving industry standards. If we are unable to develop enhancements to, and new features for, our existing services or acceptable new services that keep pace with rapid technological developments, our services may become obsolete, less marketable and less competitive and our business will be harmed.

We have experienced rapid growth in recent periods. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

We have substantially expanded our overall business, customer base, headcount and operations in recent periods both domestically and internationally. We increased our total number of full-time employees from 157 at December 31, 2004 to 531 at June 30, 2007. In addition, during this same period, we made substantial investments in our network infrastructure operations as a result of our growth, and have significantly expanded our geographic presence with the acquisition of two European companies. We will need to continue to expand our business. We anticipate that this expansion will require substantial management effort and significant additional investment in our infrastructure. In addition, we will be required to continue to improve our operational, financial and management controls and our reporting procedures, particularly in view of the complexities associated with more geographically dispersed operations. As such, we may be unable to manage our expenses effectively in the future, which may negatively impact our gross margins or cause our operating expenses to increase in any particular quarter. Our historic expansion has placed, and our expected future growth will continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. If we are unable to manage our growth successfully, our business will be harmed.

Failure to effectively expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our services.

Increasing our customer base and achieving broader market acceptance of our services will depend to a significant extent on our ability to expand our sales and marketing operations. We expect to be substantially dependent on our direct sales force to obtain new customers. We plan to continue to expand our direct sales force both domestically and internationally. We believe that there is significant competition for direct sales personnel with the sales skills and technical knowledge that we require. Our ability to achieve significant growth in revenues in the future will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of direct sales personnel. New hires require significant training and, in most cases, take a significant period of time before they achieve full productivity. Our recent hires, sales personnel added through our recent business acquisitions and planned hires may not become as productive as we would like, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do business. Our business will be seriously harmed if these expansion efforts do not generate a corresponding significant increase in revenues.

Our growth depends in part on the success of our strategic relationships with third parties, including technology integration, channel partners and resellers of our services.

We may not be able to develop or maintain strategic relationships with third parties with respect to either technology integration or channel development for a number of reasons, including because of relationships with our competitors or prospective competitors. For example, we recently launched Omniture Genesis as part of our strategy to broaden our online business optimization platform. If we are unsuccessful in establishing or maintaining our strategic relationships with these and other third parties, our ability to compete in the marketplace or to grow our revenues would be impaired and our operating results would suffer. Further, if search engine or other online marketing providers restrict access to their networks or increase the currently nominal prices they charge for the use of their application programming interfaces, our ability to deliver services of sufficiently high value to our customers at a profitable price will be negatively affected. Even if we are successful in establishing and maintaining these relationships, we cannot assure you that these will result in increased customers or revenues.

Because our long-term success depends, in part, on our ability to expand the sales of our services to customers located outside of the United States, our business will be susceptible to risks associated with international operations.

We currently maintain offices outside of the United States and currently have operations, sales personnel or independent consultants in several countries. In the first quarter of 2007, we acquired Instadia, which has its principal operations in Copenhagen, Denmark, and Touch Clarity, which has its principal operations in London, England. These acquisitions significantly increased the scope of our international operations. We have limited experience operating in foreign jurisdictions. Our inexperience in operating our business outside of the United States increases the risk that our current and any future international expansion efforts will not be successful. In addition, conducting international operations subjects us to new risks that we have not generally faced in the United States. These include:

•	fluctuations in currency exchange rates;

•	unexpected changes in foreign regulatory requirements;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	difficulties in managing and staffing international operations;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems and restrictions on the repatriation of earnings;

•	localization of our services, including translation into foreign languages and associated expenses;

•	dependence on certain third parties to increase customer subscriptions;

•	the burdens of complying with a wide variety of foreign laws and different legal standards, including laws and regulations related to privacy;

•	increased financial accounting and reporting burdens and complexities;

•	political, social and economic instability abroad, terrorist attacks and security concerns in general; and

•	reduced or varied protection for intellectual property rights in some countries.

The occurrence of any one of these risks could negatively affect our international business and, consequently, our results of operations generally.

Additionally, operating in international markets also requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing acquiring or integrating operations in other countries will produce desired levels of revenues or profitability.

Some of our international subscription fees are currently denominated in United States dollars and paid in local currency. As a result, fluctuations in the value of the United States dollar and foreign currencies may make our services more expensive for international customers, which could harm our business.

We may be liable to our customers and may lose customers if we provide poor service, if our services do not comply with our agreements or if we are unable to collect customer data or otherwise lose customer data.

Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our customers regard as significant. Furthermore, our ability to collect and report data may be interrupted by a number of factors, including our inability to access the Internet, the failure of our network or software systems, security breaches or variability in user traffic on customer websites. In addition, computer viruses may harm our systems causing us to lose data, and the transmission of computer viruses could expose us to litigation. We may also find, on occasion, that we cannot deliver data and reports to our customers in real time because of significant spikes in consumer activity on their websites. We may be liable to our customers for damages they may incur resulting from these events, such as loss of business, loss of future revenues, breach of contract or for the loss of goodwill to their business. In addition to potential liability, if we supply inaccurate information or experience interruptions in our ability to capture, store and supply information in real time or at all, our reputation could be harmed and we could lose customers.

Our errors and omissions insurance may be inadequate or may not be available in the future on acceptable terms, or at all. In addition, our policy may not cover any claim against us for loss of data or other indirect or consequential damages and defending a suit, regardless of its merit, could be costly and divert management’s attention.

A rapid expansion of our network and systems could cause us to lose customer data or cause our network or systems to fail.

In the future, we may need to expand our network and systems at a more rapid pace than we have in the past. For example, if we secure a large customer or a group of customers with extraordinary volumes of information to collect and process, we may suddenly require additional bandwidth and our existing systems may not be able to process the information. Our network or systems may not be capable of meeting the demand for increased capacity, or we may incur additional unanticipated expenses to accommodate these capacity demands. In addition, we may lose valuable data, be able to provide it only on a delayed basis or our network may temporarily shut down if we fail to expand our network to meet future requirements. Any lapse in our ability to collect or transmit data will decrease the value of the data, prevent us from providing the complete data that may be requested by our customers and affect some of our customers’ web pages. Any disruption in our network processing or loss of data may damage our reputation and result in the loss of customers.

If a third party asserts that we are infringing its intellectual property, whether successful or not, it could subject us to costly and time-consuming litigation or expensive licenses, and our business may be harmed.

The Internet, software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use. Additionally, although we have licensed from other parties proprietary technology covered by patents, we cannot be certain that any such patents will not be challenged, invalidated or circumvented. Furthermore, many of our service agreements require us to indemnify our customers for third-party intellectual property infringements claims, which would increase our costs as a result of defending such claims and may require that we pay damages if there were an adverse ruling in any such claims. We, and certain of our customers, have in the past received correspondence from third parties alleging that certain of our services, or customers’ use of our services, violate such third parties’ patent rights. For example, we are aware that five of our customers have received letters from a third party alleging, among other things, that these customers’ online activities, including the use of our services, infringe its patents. A few of these customers have requested that we indemnify them against these allegations. Other customers may receive similar allegations of infringement and make similar requests for indemnification under our service agreements with them or this third party may make claims directly against us. These types of claims could harm our relationships with our customers, may deter future customers from subscribing to our services or could expose us to litigation with respect to these claims. Even if we are not a party to any litigation between a customer and a third party, an adverse outcome in any such litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are a named party. Any of these results could harm our brand and operating results.

Any intellectual property rights claim against us or our customers, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination also could prevent us from offering our services to our customers and may require that we procure or develop substitute services that do not infringe.

With respect to any intellectual property rights claim against us or our customers, we may have to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology, which may not be available on reasonable terms, may significantly increase our operating expenses or require us to restrict our business activities in one or more respects. The technology also may not be available for license to us at all. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense. For example, in February 2006, we entered into a settlement and patent license agreement with NetRatings, Inc., to resolve a patent infringement lawsuit that NetRatings filed against us in May 2005 and to obtain a non-exclusive, world-wide license to NetRatings’ entire patent portfolio. Under the terms of the agreement, we agreed to pay NetRatings license fees.

Our exposure to risks associated with the use of intellectual property may be increased as a result of acquisitions, as we have a lower level of visibility into the development process with respect to such technology or the care taken to safeguard against infringement risks. In addition, third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition.

The success of our business depends in large part on our ability to protect and enforce our intellectual property rights.

We rely on a combination of patent, copyright, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protection. We have 19 issued patents in the United States and one patent in the United

Kingdom, as well as 46 United States and 36 related international patent applications pending. We cannot assure you that any patents will issue with respect to our current patent applications, in a manner that gives us the protection that we seek, if at all, or that any future patents issued to us will not be challenged, invalidated or circumvented. Our currently issued patents and any patents that may issue in the future with respect to pending or future patent applications may not provide sufficiently broad protection or they may not prove to be enforceable in actions against alleged infringers. Also, we cannot assure you that any future service mark registrations will be issued with respect to pending or future applications or that any registered service marks will be enforceable or provide adequate protection of our proprietary rights.

We endeavor to enter into agreements with our employees and contractors and agreements with parties with whom we do business in order to limit access to and disclosure of our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property. The enforcement of our intellectual property rights also depends on our legal actions against these infringers being successful, but we cannot be sure these actions will be successful, even when our rights have been infringed.

Furthermore, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are available over the Internet. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving.

We rely on our management team and need additional personnel to grow our business, and the loss of one or more key employees or the inability to attract and retain qualified personnel could harm our business.

Our success and future growth depends to a significant degree on the skills and continued services of our management team. Our future success also depends on our ability to attract and retain and motivate highly skilled technical, managerial, marketing and customer service personnel, including members of our management team. All of our employees work for us on an at-will basis. We plan to hire additional personnel in all areas of our business, particularly for our sales, marketing and technology development areas, both domestically and internationally. Competition for these types of personnel is intense, particularly in the Internet and software industries. As a result, we may be unable to successfully attract or retain qualified personnel. Our inability to retain and attract the necessary personnel could adversely affect our business.

Our recent acquisitions of Instadia and Touch Clarity subject us to numerous risks associated with acquiring and integrating international companies and there can be no assurance that the anticipated benefits of such acquisitions will be realized.

In January 2007, we acquired Instadia, based in Copenhagen, Denmark. In March 2007, we acquired Touch Clarity, based in London, England.

These two acquisitions and any future acquisitions may result in unforeseen operating difficulties and expenditures, and we can give no assurance that these two acquisitions or any future acquisition will be successful and will not materially adversely affect our business, operating results or financial condition. In particular, we may encounter difficulties assimilating or integrating the acquired businesses, technologies, product and service offerings, internal controls, disclosure controls, IT infrastructures, personnel and management teams, or operations of the acquired companies (particularly if the key personnel of the acquired company choose not to work for us). In addition, we may experience difficulty retaining the customers of any acquired business due to changes in management and ownership or relating to our ability to continue to support product and service offerings of acquired businesses. Our failure to successfully integrate acquired businesses into our operations could have a material adverse effect on our business, operating results and financial condition. Moreover, even if such acquisitions are successfully integrated, we may not receive the expected benefits of the transactions if we find that the acquired business does not further our business strategy or that we paid more than what the business was worth.

In conjunction with our acquisition of Touch Clarity, we are required to pay additional consideration of $33.6 million to its former shareholders, to be paid no later than November 30, 2007 in shares of our common stock, cash, or some combination of stock and cash, at our election. In accordance with the terms of the Touch Clarity acquisition, we paid $8.2 million of this additional consideration to the former Touch Clarity shareholders in the form of cash upon the completion of our June 2007 common stock offering. At June 30, 2007, the Company’s remaining payment obligation to the former Touch Clarity shareholders in connection with the acquisition of Touch Clarity was approximately $25.4 million. Subject to the terms of the Touch Clarity acquisition, on August 8, 2007 the Company determined to pay the remaining portion of the consideration by (i) the payment of $5.3 million in cash and (ii) the issuance of an aggregate of $20.1 million of the Company’s common stock, or approximately 836,609 shares, subject to adjustment under the conditions described below. We may also be required to pay up to an additional $3.0 million in consideration during the first quarter of 2008 contingent upon the achievement of certain revenue milestones during the year ended December 31, 2007. This contingent consideration would increase the aggregate purchase price and goodwill.

In connection with the issuance of the shares, the Company agreed to file with the SEC a registration statement on Form S-3 to cover resales of the shares. The Company expects that the shares will become eligible for resale immediately following the effectiveness of the registration statement, subject to the restrictions contained in that certain registration rights agreement, dated February 14, 2007, among the Company and the former shareholders of Touch Clarity.

Pursuant to the terms of the Touch Clarity acquisition, the number of shares of common stock that the Company determined to issue was based on a 5% discount to the average closing sale price of one share of the Company’s common stock quoted on The NASDAQ Global Market for the five consecutive trading days ending with and including the fifth trading day immediately preceding the date that the registration statement becomes effective. Such shares of common stock, which are listed in the table appearing in the “Selling Stockholders” section of this prospectus, are being registered hereby to permit secondary trading of these shares by the holders of such shares from time to time after the date of this prospectus. As a result, former Touch Clarity shareholders will have the ability to sell all of such shares in the public trading market without regard to volume limitations imposed by Rule 144 under the Securities Act, which sales could have a depressant effect on the trading price of our common stock.

We intend to continue to acquire other companies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.

As part of our business strategy, we expect to continue to make acquisitions of, or investments in, complementary services, technologies or businesses to address the need to develop new products and enhance existing products. We also may enter into relationships with other businesses in order to expand our service offerings, which could involve preferred or exclusive licenses, additional channels of distribution or discount pricing or investments in other companies.

Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may often be subject to approvals, such as government regulation, which are beyond our control. Consequently, we can make no assurances that these transactions, once undertaken and announced, will close.

Acquisitions may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for ongoing development of our business, as well as cause difficulties in completing projects associated with in-process research and development. Acquisitions also involve risks associated with difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions. In addition, the revenue of an acquired business may be insufficient to offset increased expenses associated with the acquisition. Acquisitions can also lead to large and immediate non-cash charges that can have an adverse effect on our results of operations as a result of write-offs for items such as acquired in-process research and development, impairment of goodwill or the recording of stock-based compensation, as well as restructuring charges. In addition, we may lack experience operating in the geographic market of the businesses that we acquire. Further, international acquisitions, such as our two recent European acquisitions, increase our exposure to the risks associated with international operations. Moreover, we cannot assure you that the anticipated benefits of any future acquisition, investment or business relationship would be realized or that we would not be exposed to unknown liabilities. In connection with one or more of those transactions, we may:

•	issue additional equity securities that would dilute our stockholders;

•	use a substantial portion of our cash resources that we may need in the future to operate our business;

•	incur debt on terms unfavorable to us or that we are unable to repay;

•	assume or incur large charges or substantial liabilities, including payments to NetRatings under our agreement with it;

•	encounter difficulties retaining key employees of the acquired company or integrating diverse business cultures;

•	become subject to adverse accounting or tax consequences, substantial depreciation, amortization, impairment or deferred compensation charges;

•	make severance payments and provide additional compensation to executives and other personnel;

•	incur charges related to the elimination of duplicative facilities or resources;

•	incur legal, accounting and financial advisory fees, regardless of whether the transaction is completed; and

•	become subject to intellectual property or other litigation.

Material defects or errors in our software we use to deliver our services could harm our reputation, result in significant costs to us and impair our ability to sell our services.

The software applications underlying our services are inherently complex and may contain material defects or errors. Any defects that cause interruptions to the availability of our services could result in:

•	lost or delayed market acceptance and sales of our services;

•	sales credits or refunds to our customers;

•	loss of customers;

•	diversion of development resources;

•	injury to our reputation; and

•	increased warranty and insurance costs.

The costs incurred in correcting any material defects or errors in our services may be substantial and could adversely affect our operating results. After the release of our services, defects or errors may also be identified from time to time by our internal team and by our customers. These defects or errors may occur in the future.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and are likely to occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. For example, on December 16, 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), Share-Based Payment, or SFAS No. 123R. SFAS No. 123R, which became effective for fiscal periods beginning after September 15, 2005, requires that employee stock-based compensation be measured based on its fair-value on the grant date and treated as an expense that is reflected in the financial statements over the related service period. As a result of SFAS No. 123R, our results of operations in 2006 reflect expenses that are not reflected in prior periods, potentially making it more difficult for investors to evaluate our 2006 results of operations relative to prior periods.

We might require additional capital to support business growth, and this capital might not be available on acceptable terms, or at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new services or enhance our existing services, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to help ensure that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We are in the process of documenting, reviewing and, if appropriate, improving our internal controls and procedures in connection with Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. Both we and our independent auditors will be testing our internal controls in connection with the Section 404 requirements and, as part of that documentation and testing, identify areas for further attention and improvement. Implementing any appropriate changes to our internal controls may distract our directors, officers and employees, and entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and distract our officers, directors and employees from the operation of our business. Further, we may encounter difficulties assimilating or integrating the internal controls, disclosure controls and IT infrastructure of the businesses that we have acquired or may acquire in the future. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements may seriously affect our stock price.

Our net operating loss carryforwards may expire unutilized, which could prevent us from offsetting future taxable income.

At December 31, 2006, we had federal net operating loss carryforwards of approximately $31.3 million that will begin to expire in 2020 and $1.1 million in federal tax credit carryforwards that will begin to expire in 2019. At December 31, 2006, we also had state net operating loss carryforwards of approximately $32.0 million that will begin to expire in 2015 and state research and development credits of approximately $0.5 million that will begin to expire in 2014. Changes in ownership have occurred that have resulted in limitations in our net operating loss carryforwards under Section 382 of the Internal Revenue Code. As a result of these Section 382 limitations, we can only utilize a portion of the net operating loss carryforwards that were generated prior to the ownership changes to offset future taxable income generated in U.S. federal and state jurisdictions. In addition, the timing of when we achieve profitability, if ever, and the dollar amount of such profitability will impact our ability to utilize these net operating loss carryforwards. We may not be able to achieve sufficient profitability to utilize some or all of our net operating loss carryforwards prior to their expiration.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, teamwork and focus that we believe our culture fosters, and our business may be harmed.

We believe that a critical contributor to our success has been our corporate culture, which we believe fosters innovation and teamwork. As we grow and change, we may find it difficult to maintain important aspects of our corporate culture, which could negatively affect our ability to retain and recruit personnel, and otherwise adversely affect our future success.

Risks Related to Our Industry

Widespread blocking or erasing of cookies or other limitations on our ability to use cookies or other technologies that we employ may impede our ability to collect information and reduce the value of our services.

Our services currently use “cookies,” which are small files of information placed on an Internet user’s computer, and “clear GIFs” (also known as pixel tags or web beacons), which are small images placed on a web page to facilitate the collection of visitor browsing data. These technologies help us to analyze the website usage patterns of visitors to our customers’ websites. The use of third-party cookies may be construed as wrongful in the eyes of the public or governmental agencies, including non-U.S. regulators. We encourage our customers to send our cookies from their own websites and, when they are unwilling to do so, we mark our third-party cookies with their dual origin to indicate that they are both from our customer’s website and from us. However, we cannot assure you that these measures will succeed in reducing any risks relating to the use of third-party cookies.

Most currently available web browsers allow site visitors to modify their settings to prevent or delete cookies. Additionally, widely available software allows site visitors to sweep all cookies from their computers at once. Similarly, several software programs, sometimes marketed as ad-ware or spyware detectors, may misclassify the cookies our customers are using as objectionable and prompt site visitors to delete or block them. In addition, several of these same software programs may block the use of clear GIFs. If a large number of site visitors refuse, disable or delete their cookies or clear GIFs or if we are otherwise unable to use cookies or clear GIFs, and if alternative methods or technologies are not developed in a timely manner, the quality of data we collect for our customers and the value of our services based on that data would decrease substantially.

We interact with consumers through our customers, so we may be held accountable for our customers’ handling of the consumers’ personal information.

On behalf of our customers, we collect and use anonymous and personal information and information derived from the activities of website visitors. This enables us to provide our customers with anonymous or personally identifiable information from and about the users of their websites. Federal, state and foreign government bodies and agencies have adopted or are considering adopting laws regarding the collection, use and disclosure of this information. Therefore our compliance with privacy laws and regulations and our reputation among the public body of website visitors depend on our customers’ adherence to privacy laws and regulations and their use of our services in ways consistent with consumers’ expectations.

We also rely on representations made to us by our customers that their own use of our services and the information we provide to them via our services do not violate any applicable privacy laws, rules and regulations or their own privacy policies. Our customers also represent to us that they provide their website users the opportunity to “opt-out” of the information collection associated with our services. We do not audit our customers to confirm compliance with these representations. If these representations are false or if our customers do not otherwise comply with applicable privacy laws, we could face potentially adverse publicity and possible legal or other regulatory action.

Domestic or foreign laws or regulations may limit our ability to collect and use Internet user information, resulting in a decrease in the value of our services and having an adverse impact on the sales of our services.

State attorneys general, governmental and non-governmental entities and private persons may bring legal actions asserting that our methods of collecting, using and distributing website visitor information are illegal or improper, which could require us to spend significant time and resources defending these claims. The costs of compliance with, and the other burdens imposed by, laws or regulatory actions may prevent us from offering services or otherwise limit the growth of our services. In addition, some companies have been the subject of class-action lawsuits and governmental investigations based on their collection, use and distribution of website visitor information. Any such legal action, even if unsuccessful, may distract our management’s attention, divert our resources, negatively affect our public image and harm our business.

Various state legislatures have enacted legislation designed to protect consumers’ privacy by prohibiting the distribution of “spyware” over the Internet. Such anti-spyware laws typically focus on restricting the proliferation of certain kinds of downloadable software, or spyware, that, when installed on an end user’s computer, are used to intentionally and deceptively take control of the end user’s machine. We do not believe that the data collection methods employed by our technology constitute “spyware” or that such methods are prohibited by such legislation. Similar legislation has been proposed federally. This legislation, if drafted broadly enough, could be deemed to apply to the technology we use and could potentially restrict our information collection methods. Any restriction or change to our information collection methods would cause us to spend substantial amounts of money and time to make changes and could decrease the amount and utility of the information that we collect.

Both existing and proposed laws regulate and restrict the collection and use of information over the Internet that personally identifies the website visitor. These laws continue to change and vary among domestic and foreign jurisdictions, but certain information such as names, addresses, telephone numbers, credit card numbers and e-mail addresses are widely considered personally identifying. The scope of information collected over the Internet that is considered personally identifying may become more expansive, and it is possible that current and future legislation may apply to information that our customers currently collect without the explicit consent of website visitors. If information that our customers collect and use without explicit consent is considered to be personally identifying, their ability to collect and use this information will be restricted and they would have to change their methods, which could lead to decreased use of our services.

Domestic and foreign governments are also considering restricting the collection and use of Internet usage data generally. Some privacy advocates argue that even anonymous data, individually or when aggregated, may reveal too much information about website visitors. If governmental authorities were to follow privacy advocates’ recommendations and enact laws that limit data collection practices, our customers would likely have to obtain the express consent of a user of our customers’ websites before we could collect, share or use any of that user’s information regardless of whether the collection is done on behalf of our customers. Any requirement that we obtain consent from the users of our customers’ websites would reduce the amount and value of the information that we provide to customers, which might cause some existing customers to discontinue using our services. We would also need to expend considerable effort and resources to develop new information collection procedures to comply with an express consent requirement. Even if our customers succeeded in developing new procedures, they might be unable to convince Internet users to agree to the collection and use of the users’ information. This would negatively impact our revenues, growth and potential for expanding our business and could cause our stock price to decline.

We may face liability for the unauthorized disclosure or theft of private information, which could expose us to liabilities and harm our stock price.

Unauthorized disclosure of personally identifiable information regarding website visitors, whether through breach of our secure network by an unauthorized party, employee theft or misuse, or otherwise, could harm our business. If there were even an inadvertent disclosure of personally identifiable information, or if a third party were to gain unauthorized access to the personally identifiable information we possess, our operations could be seriously disrupted, our reputation could be harmed and we could be subject to claims (including claims for substantial liquidated damages) pursuant to our agreements with our customers or other liabilities. In addition, if a person penetrates our network security or otherwise misappropriates data, we could be subject to liability. Such perceived or actual unauthorized disclosure of the information we collect or breach of our security could harm our business.

We may face public relations problems as a result of violations of privacy laws and perceived mistreatment of personal information, and these public relations problems may harm our reputation and thereby lead to a reduction in customers and lower revenues.

Any perception of our practices as an invasion of privacy, whether or not illegal, may subject us to public criticism. Existing and potential future privacy laws and increasing sensitivity of consumers to unauthorized disclosures and use of personal information may create negative public reactions related to our business practices. Public concerns regarding data collection, privacy and security may cause some website visitors to be less likely to visit websites that subscribe to our services. If enough users choose not to visit our customers’ websites, our ability to collect sufficient amounts of information and provide our services effectively would be adversely affected, and those websites could stop using our services. This, in turn, would reduce the value of our services and inhibit or reverse the growth of our business.

Internet-related and other laws could adversely affect our business.

Laws and regulations that apply to communications and commerce over the Internet are becoming more prevalent. In particular, the growth and development of the market for online commerce has prompted calls for more stringent tax, consumer protection and privacy laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. This could negatively affect the businesses of our customers and reduce their demand for our services. Internet-related laws, however, remain largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet or our operations, or interpretations of existing law, could adversely affect our business.

Risks Related to the Securities Markets and Ownership of Our Common Stock

The trading price of our common stock may be subject to significant fluctuations and volatility, and our stockholders may be unable to resell their shares at a profit.

The stock markets, in general, and the markets for high technology stocks in particular, have experienced high levels of volatility. The market for technology stocks has been extremely volatile and frequently reaches levels that bear no relationship to the past or present operating performance of those companies. These broad market fluctuations may adversely affect the trading price of our common stock. In addition, the trading price of our common stock has been subject to significant fluctuations and may continue to fluctuate or decline. Since our initial public offering, which was completed in July 2006, the price of our common stock has ranged from an intra-day low of $5.60 to an intra-day high of $27.97 through August 9, 2007. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of technology companies in general, and companies in our industry;

•	actual or anticipated changes in our results of operations or fluctuations in our operating results;

•	actual or anticipated changes in the expectations of investors or securities analysts, including changes in financial estimates or investment recommendations by securities analysts who follow our business;

•	speculation in the press or investment community;

•	technological advances or introduction of new products by us or our competitors;

•	actual or anticipated developments in our competitors’ businesses or the competitive landscape generally;

•	litigation involving us, our industry or both;

•	regulatory developments in the United States, foreign countries or both;

•	major catastrophic events;

•	our sale of common stock or other securities in the future;

•	the trading volume of our common stock, as well as sales of large blocks of our stock; or

•	departures of key personnel.

These factors, as well as general economic and political conditions and the announcement of proposed and completed acquisitions or other significant transactions, or any difficulties associated with such transactions, by us or our strategic partners, customers or our current competitors, may materially adversely affect the market price of our common stock in the future. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial cost and a diversion of management’s attention and resources. In addition, volatility, lack of positive performance in our stock price or changes to our overall compensation program, including our equity incentive program, may adversely affect our ability to retain key employees.

If securities analysts stop publishing research or reports about our business, or if they downgrade our stock, the price of our stock could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us. We do not control these analysts. If one or more of the analysts who do cover us downgrade our stock, our stock price would likely decline. Further, if one or more of these analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

The concentration of our capital stock ownership with insiders will likely limit your ability to influence the outcome of key transactions, including a change of control.

Our executive officers, directors, five percent or greater stockholders and affiliated entities together beneficially own a substantial amount of the outstanding shares of our common stock. As a result, these stockholders, if acting together, would be able to exert significant influence over most matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions, even if other stockholders oppose them. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company that other stockholders may view as beneficial, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Provisions in our certificate of incorporation and bylaws under Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•	establish a classified Board of Directors so that not all members of our Board of Directors are elected at one time;

•	authorize the issuance of “blank check” preferred stock that our Board of Directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	prohibit stockholders from calling a special meeting of our stockholders;

•	provide that our Board of Directors is expressly authorized to make, alter or repeal our bylaws; and

•	establish advance notice requirements for nominations for elections to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder and which may discourage, delay or prevent a change of control of our company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 , as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend” and “expect,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following: our ability to achieve or maintain profitability; the acceptance of our pricing model; our business plan and growth management; operating expenses; business expansion; expansion of our sales and marketing capabilities; growth of the number of Internet users, Internet commerce and the market for on-demand services and online business optimization; changing technological developments; the impact of quarterly fluctuations of revenue and operating results; expansion of service offerings, including the development of new and improved services; scalability, reliability and performance of our platform; our ability to provide adequate service to customers; network and systems integrity; retention of key employees; the release of future versions of current services; levels and sources of revenue; our ability to integrate our recent European acquisitions effectively; future acquisitions of or investments in complementary companies, products, services or technologies; acquisition of new customers; customer renewal rates; our expectations concerning relationships with third parties, including technology integration, channel partners, resellers and key customers; our ability to compete effectively in the market; levels of capital expenditures; issuance of common stock for acquisitions; changes in stock-based compensation; future cash requirements and sufficiency of our existing cash; fluctuations in interest rates and foreign currency exchange rates; our ability to attain certain economies of scale; our ability to manage financial risks; expansion of our network infrastructure; our ability to utilize our network hardware more efficiently; legal proceedings; our future license payments under our patent license agreement with NetRatings; adequacy of our intellectual property; changes in U.S. and international laws regarding privacy, private information, the Internet and other areas; changes in accounting standards; maintenance of adequate internal controls; utilization of net operating loss and tax credit carryforwards to reduce our tax payments in future periods; the trends of our costs and expenses; staffing, direct sales force and expense levels; expansion of our European and other international operations; introduction and market acceptance of new services offerings and standards; and adequacy of our capital resources to fund operations and growth.

These statements are based on current expectations and assumptions regarding future events and business performance and involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those set forth in “Risk Factors” and elsewhere within this prospectus.

Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or changes in our expectations except as required by law.

We obtained the industry, market and competitive position data contained in, or incorporated by reference into, this prospectus from industry and general publications and research, surveys and studies conducted by third parties including those generated by comScore Media Metrix, Forrester Research, IDC and JupiterResearch. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications, surveys and forecasts.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock from time to time by the selling stockholders identified in this prospectus. Under the terms of a registration rights agreement among us and the selling stockholders, Omniture shall pay all expenses incident with the registration of the shares covered by this prospectus, including all SEC registration and filing fees, all fees and expenses incurred by Omniture in complying with securities or “blue sky” laws, all printing, messenger and delivery expenses incurred by Omniture and all fees and disbursements of Omniture’s independent public accountants and counsel. The selling stockholders will be responsible for any sales or underwriting discounts, commissions or fees incurred by the selling stockholders in connection with the sale of the shares covered by this prospectus.

SELLING STOCKHOLDERS

Up to 836,609 shares of common stock are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholders identified in this prospectus. Unless otherwise noted below, the shares being offered were issued in a private placement to the selling stockholders pursuant to a Share Purchase Agreement, dated February 14, 2007, by and among Omniture, Touch Clarity and certain other parties in connection with our acquisition of Touch Clarity Limited. The registration statement of which this prospectus is a part has been filed pursuant to registration rights granted to the selling stockholders as part of the acquisition. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered.

The following table sets forth information for the selling stockholders as of August 14, 2007. Such information is based on information provided to us by the selling stockholders. Beneficial ownership is determined in accordance with the Securities and Exchange Commission rules and includes securities that the selling stockholders have the right to acquire within 60 days after August 15, 2007. Except as otherwise indicated, we believe that the selling stockholders have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

	Shares		Shares
	Beneficially		Beneficially
	Owned Prior	Shares	Owned After
	to the	Being	the
Name	Offering(1)	Offered	Offering(2)

Alta-Berkeley VI CV(3)(4)	138,186	138,186	0
Alta-Berkeley VI SbyS CV(3)(4)	5,521	5,521	0
Anthony Duffy	635	635	0
Nicholas Charles Fitzwilliams	9,635	9,635	0
Andrew Halliwell	182	182	0
Assaf Halperin	1,047	1,047	0
Charles Jeremy Mawdesley Hardie	17,083	17,083	0
Jerusalem Venture Partner Entrepreneurs Fund IV LP(5)	3,148	3,148	0
Jerusalem Venture Partners IV (Israel) LP(5)	8,456	8,456	0
Jerusalem Venture Partners IV-ALP(5)	2,990	2,990	0
Jerusalem Venture Partners IV LP(5)	351,443	351,443	0
Dr. R. F. Kelleher	9,773	9,773	0
Sergio Kostek	12,581	12,581	0
Lucy Annabel Lyons	1,028	1,028	0
Weizhung Liu	1,056	1,056	0
Jason Derek McFall	9,760	678	9,082
Glenn A. Miller	1,512	1,512	0
NewMedia SPARK plc(6)	62,593	62,593	0
Leonard Newnham	21,453	1,952	19,501
Fiann James Curry-Towneley O’Hagan(7)	10,476	983	9,493
Alexander Ott(8)	2,791	2,791	0
Stephen John Peel	12,896	12,896	0
Alan Paul Rolleston Phillips	355,653	40,142	315,511
Alfredo Ramos	10,052	1,234	8,818
David Jeremy Norcross Richmond(9)	25,104	25,104	0
Reza Shahidi	2,331	2,331	0
Sophus Limited(10)	13,829	13,829	0
John Stewart Shawe-Taylor	2,824	1,944	880
The Capital Fund No. 1 LP(11)	101,092	101,092	0
Patrick Rene Tschorn(12)	81	81	0
Stephen Upstone	7,608	3,614	3,994
Suzanne Weller	2,855	575	2,280
Doris Elizabeth Zuger	494	494	0

(1)	The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.

(2)	The table assumes that the selling stockholders sell all of their shares being offered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this prospectus.

(3)	Alta Berkeley Venture Partners C.V. is the General Partner of both Alta-Berkeley IV C.V. and Alta-Berkeley VI SbyS C.V., whose Managing General Partner is Alta-Berkeley Associates B.V. Bryan R. Wood and Private Equity Services (Amsterdam) B.V. are Managing Directors of Alta Berkeley Associates B.V. and both directors have full dispositive and voting power of the shares registered for resale pursuant to this prospectus.

(4)	Tim Brown, a partner with Alta Berkeley LLP, was a former employee of Omniture, Inc. in London, England for the month of March 2007.

(5)	Jerusalem Partners IV, L.P. is the General Partner of Jerusalem Venture Partners IV, L.P., Jerusalem Venture Partners IV-A, L.P., and Jerusalem Venture Partner Entrepreneurs Fund IV, L.P. and Jerusalem Partners IV — Venture Capital, L.P. is the General Partner of Jerusalem Venture Partners IV (Israel), L.P. The General Partner of Jerusalem Partners IV, L.P. and Jerusalem Partners IV — Venture Capital, L.P. is JVP Corp IV. Erel Margalit is a director of JVP Corp IV and has full dispositive and voting power on the shares registered for resale pursuant to this prospectus.

(6)	NewMedia SPARK plc is a venture capital investor based in the United Kingdom, in which it makes investments from its own account. The directors exercise dispositive and voting power over the shares registered for resale pursuant to this prospectus when board approval is granted and two directors (executive or non-executive) act jointly in their capacity for such dispositive and voting power. The current executive directors of NewMedia SPARK plc are Andrew Carruthers, Thomas Teichman, Andrew Betton and Jayesh Patel. The three non-executive directors of NewMedia SPARK plc are David Potter, Michael Whitaker and Charles Berry.

(7)	Fiann O’Hagan was a former employee of Touch Clarity Limited and is currently employed by Omniture, Inc.

(8)	Alex Ott was a former director of Touch Clarity Limited from December 2004 to March 2007.

(9)	David Richmond was a former executive chairman and employee of Touch Clarity Limited from July 2004 to April 2005.

(10)	Sophus Limited is a privately held based in the United Kingdom. Marcus Hodgkinson is the managing director and co-founder and Mark Medler is a co-founder of Sophus Limited. The co-founders jointly have the dispositive and voting power of the shares registered for resale pursuant to this prospectus.

(11)	The Capital Fund No. 1 LP appointed YFM Venture Finance Limited as its manager. Ian F. Cameron, Investment Director and Geoff Sankey, the Managing Director are both employees of YFM Venture Finance Limited and both directors have dispositive power and voting power of the shares registered for resale pursuant to this prospectus.

(12)	Patrick Tschorn was a former employee of Touch Clarity Limited and Omniture, Inc. from July 2005 to December 2006.

PLAN OF DISTRIBUTION

The shares of common stock listed in the table appearing in the “Selling Stockholders” section of this prospectus are being registered to permit secondary trading of these shares by the holders of such shares from time to time after the date of this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. The selling stockholders identified in this prospectus and any of their permitted pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	on the NASDAQ Global Market or any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions; and

•	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling stockholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

To the extent permitted under the Registration rights agreement, the selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Certain of the selling stockholders also may transfer the shares of common stock in other circumstances, in which case, to the extent permitted under the Registration rights agreement, the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are not aware of any plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of shares of common stock by the selling stockholders. If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required under the Securities Act of 1933, setting forth the names of the broker-dealers and the terms of the transaction.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Omniture shall pay all expenses incident with the registration of the shares covered by this prospectus, including all SEC registration and filing fees, all fees and expenses incurred by Omniture in complying with securities or “blue sky” laws, all printing, messenger and delivery expenses incurred by Omniture and all fees and disbursements of Omniture’s independent public accountants and counsel. The selling stockholders will be responsible for any sales or underwriting discounts, commissions or fees incurred by the selling stockholders in connection with the sale of the shares covered by this prospectus.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages, liabilities, and expenses, including liabilities under the Securities Act, or the selling stockholders may be entitled to contribution. We may be indemnified by the selling stockholders against losses, claims, damages, liabilities and expenses, including liabilities under the Securities Act that may arise from written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as set forth in their report, which has been incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Touch Clarity Limited as of December 31, 2006 and 2005, and for each of the years then ended, included in the Form 8-K/A dated May 15, 2007, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Our Internet address is www.omniture.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website, other than as specifically incorporated by reference into this prospectus, is not part of this prospectus.

This prospectus constitutes a part of a Registration Statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of common stock offered by this prospectus, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the address set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the company of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement until the selling stockholders listed on page 21 of this Form S-3 sell all of the shares covered by this prospectus:

(1) our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 23, 2007, including the amendment on Form 10-K/A filed with the SEC on March 28, 2007;

(2) our quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2007 and June 30, 2007, filed with the SEC on May 15, 2007 and August 10, 2007, respectively;

(3) our definitive proxy on Schedule 14A filed with the SEC on April 19, 2007;

(4) our current reports on Form 8-K filed with the SEC on February 8, 2007, February 20, 2007, March 7, 2007, March 29, 2007, April 3, 2007, May 1, 2007, May 15, 2007, May 18, 2007, May 30, 2007, July 25, 2007, and August 9, 2007; and

(5) the description of the securities contained in our registration statement on Form 8-A filed with the SEC on June 26, 2006, including any amendments or reports filed for the purpose of updating this information.

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about Omniture and our common stock.

Documents incorporated by reference are available from us to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at the telephone number listed below:

Omniture, Inc.
550 East Timpanogos Circle
Orem, Utah 84097
Attn: Investor Relations
(801) 722-7000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$702
Printing and engraving	25,000
Legal fees and expenses	30,000
Accounting fees and expenses	10,000
Miscellaneous	10,000

Total	$75,702

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the certificate of incorporation and bylaws of the Registrant provide that:

•	The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s Board of Directors or brought to enforce a right to indemnification.

•	The rights conferred in the certificate of incorporation and bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 16.	EXHIBITS.

(a) Exhibits.  The following exhibits are filed herewith or incorporated herein by reference:

		Incorporated by Reference
Exhibit				Exhibit		Filed
No.	Exhibit Description	Form	File No.	No.	Filing Date	Herewith

3.1	Amended and Restated Certificate of Incorporation of the Registrant currently in effect	10-Q	000-52076	3.1	August 11, 2006
3.2	Amended and Restated Bylaws of the Registrant currently in effect	10-Q	000-52076	3.2	August 11, 2006
4.1	Registration Rights Agreement	8-K	000-52076	4.1	February 20, 2007
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation					X
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm					X
23.2	Consent of KPMG LLP, Independent Auditor					X
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)					X
24.1	Power of Attorney (set forth on the signature page to this registration statement).
99.1	Consent of Duff & Phelps, LLC, Independent Valuation Firm					X
99.2	Consent of Forrester Research, Inc					X
99.3	Consent of IDC					X
99.4	Consent of comScore Networks, Inc.	S-1	333-132987	99.5	June 9, 2006
99.5	Consent of JupiterResearch	S-1	333-143140	99.1	May 22, 2007

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the in the City of Orem, State of Utah, on the 15th day of August, 2007.

OMNITURE, INC.

By:	/s/ Joshua G. James
Joshua G. James
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Omniture, Inc., hereby severally constitute and appoint Joshua G. James, Michael S. Herring, and Shawn J. Lindquist, and each of them individually, our true and lawful attorney-in-fact, with full power of substitution, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Omniture, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joshua G. James Joshua G. James	Chief Executive Officer and Director (Principal Executive Officer)	August 15, 2007

/s/ Michael S. Herring Michael S. Herring	Chief Financial Officer and Executive Vice President (Principal Accounting and Financial Officer)	August 15, 2007

/s/ D. Fraser Bullock D. Fraser Bullock	Director	August 15, 2007

/s/ Gregory S. Butterfield Gregory S. Butterfield	Director	August 15, 2007

/s/ Mark P. Gorenberg Mark P. Gorenberg	Director	August 15, 2007

/s/ Rory T. O’Driscoll Rory T. O’Driscoll	Director	August 15, 2007

Signature	Title	Date

/s/ John R. Pestana John R. Pestana	Director	August 15, 2007

/s/ Dana L. Evan Dana L. Evan	Director	August 15, 2007

EXHIBIT INDEX

		Incorporated by Reference
Exhibit				Exhibit		Filed
No.	Exhibit Description	Form	File No.	No.	Filing Date	Herewith

3.1	Amended and Restated Certificate of Incorporation of the Registrant currently in effect	10-Q	000-52076	3.1	August 11, 2006
3.2	Amended and Restated Bylaws of the Registrant currently in effect	10-Q	000-52076	3.2	August 11, 2006
4.1	Registration Rights Agreement	8-K	000-52076	4.1	February 20, 2007
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation					X
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm					X
23.2	Consent of KPMG LLP, Independent Auditor					X
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)					X
24.1	Power of Attorney (set forth on the signature page to this registration statement).
99.1	Consent of Duff & Phelps, LLC, Independent Valuation Firm					X
99.2	Consent of Forrester Research, Inc					X
99.3	Consent of IDC					X
99.4	Consent of comScore Networks, Inc.	S-1	333-132987	99.5	June 9, 2006
99.5	Consent of JupiterResearch	S-1	333-143140	99.1	May 22, 2007